Exhibit 99.1
TRIDENT MICROSYSTEMS, INC. RECEIVES CONFIRMATION OF
CONTINUED LISTING FROM NASDAQ
Nasdaq agrees to combined 2006 and 2007 Annual Meeting of Stockholders
SANTA CLARA, Calif., Sept. 24/PRNewswire-FirstCall/ — Trident Microsystems, Inc. (Nasdaq: TRID - News) a leading provider of digital TV technology for the consumer digital video marketplace, announced that on September 19, 2007, it received the decision of the Nasdaq Listing Qualifications Panel (the “Panel”) stating that the Panel has determined to grant the Company’s request for continued listing on The Nasdaq Stock Market, subject to the condition that the Company has solicited proxies and held its annual meeting of stockholders on or prior to November 28, 2007. In addition, the Panel agreed that combining the 2006 and 2007 proxy statements and annual shareholders’ meeting is a sound approach under the circumstances.
The Company was unable to hold its annual meeting for the 2006 fiscal year due to the long delay in filing its Form 10-K for the fiscal year ended June 30, 2006. The Company had previously received a letter from The Nasdaq Stock Market stating that the Company’s failure to hold an annual meeting of shareholders, to solicit proxies and to provide proxy statements to Nasdaq as required by Marketplace Rule 4350(e) and 4350(g) serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market. However, the Panel agreed that the Company, after a long process that involved an independent investigation into its historical stock options, filing of restated financial statements, and adoption of remedial measures, is finally current in its filing obligations, and, accordingly, that it did not serve investors well to delist the Company at this juncture based on a deficiency that is inextricably linked to the Company’s original deficient late filings, which the Company has expended significant effort and time to resolve.
The Company has scheduled its annual meeting for Tuesday, November 20, 2007. A notice of the annual meeting will be mailed on or about October 19, 2007 to stockholders of record as of October 10, 2007.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, DCRT and digital set-top boxes. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
Forward Looking Statements
This press release contains forward-looking statements regarding the Company’s plans to hold an annual meeting of shareholders, to solicit proxies and to provide proxy statements to Nasdaq. These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected, including the inability of the Company to hold its annual meeting on or prior to November 28, 2007. If the Company is unable to meet this condition, the Company’s securities could be delisted from The Nasdaq Stock Market. Delisting from the Nasdaq Global Market would adversely affect the trading price of the Company’s common stock and significantly limit the liquidity of its common stock. Information regarding other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc. DPTV™, SVP™ WX, SVP™ UX, SVP™ PXP and SVP™ CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.